     As filed with the Securities and Exchange Commission on August 13, 1996
                            Registration No. 0-19721

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              SARATOGA BRANDS INC.
               (exact name of issuer as specified in its charter)

                   New York                       13-3413467
                 (State of incorporation)    (Federal ID number)

             1835 Swarthmore Avenue
             Lakewood, New Jersey                                     08701
             (Address of Principal Executive Offices)               (Zip Code)

                              Saratoga Brands Inc.
                             1994 Stock Option Plan
                            (Full Title of the Plan)
                                                 With copy to:
              Mr. Scott G. Halperin              W. Raymond Felton, Esq.
              Saratoga Brands Inc.               Greenbaum, Rowe, Smith, Ravin,
              1835 Swarthmore Avenue             Davis & Himmel
              Lakewood, New Jersey  08701        Metro Corporate Campus I
              (908)363-3800                      P.O. Box 5600
              (Name, address and telephone       Woodbridge, New Jersey  07095
              number of agent for service)       (908)549-5600

Appropriate Date of Commencement of Proposed Offer to Public: From time to after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

                                            |                          | Proposed       | Proposed        |
         Title of proposed                  | Amount                   | offering       | aggregate       | Amount of
         securities to                      | to be                    | price per      | offering        | registration
         be registered                      | Registered (1)           | share (2)      | price(2)        | fee
- ------------------------------------------------------------------------------------------------------------------------


         Common Stock;                      |                          |                |                 |
         $.01 par value                     |                          |                |                 |
         per share                          |    1,000,000 shares      |  $0.96875      |$968,750         |    $334.05
- ----------------------------------------------------------------------------------------------------------------------

1) An undetermined number of additional shares may be issued as a result of stock dividends, stock splits or other recapitalizations. 2) These shares of Common Stock represent the shares of Common Stock with respect to which options may be granted under the 1994 Stock Option Plan. No options have been granted. The shares are to be offered at prices which are not presently determinable. Pursuant to Rule 457(h), the option price for these shares is estimated solely for the purpose of determining the registration fee and is based upon the closing price of the Common Stock on August 12, 1996 as reported by NASDAQ.

Cross reference sheet showing the location in the Prospectus of information required to be included in the Prospectus in response to Items of Form S-8.




   Item    Caption or Sub-Caption in Prospectus                       Page
                                                                      ----

   1.      Plan Information                                            3

   2.      Registrant Information and Employee Plan
              Annual Information                                       4

   3.       Description of Securities                                  8

   4.       Incorporation of Documents by Reference                    7

   5.       Interests of Named Experts and Counsel                     N/A

   6.       Indemnification of Officers and Directors                  8

   7.       Exemption From Registration Claimed                        N/A

   8.       Exhibits                                                   8

   9.       Undertakings                                               9

                                   PROSPECTUS

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              SARATOGA BRANDS INC.
                             1994 STOCK OPTION PLAN

                        1,000,000 SHARES OF COMMON STOCK
                           ($.01 PAR VALUE PER SHARE)


         Options for shares (the "Shares") of the common stock, $.01 par value per share (the "Common Stock") of Saratoga Brands Inc. (the "Company") covered by this Prospectus have been, and may in the future be, granted by the Company to employees (including officers, directors and consultants) of the Company under the 1994 Stock Option Plan (the "Plan"). Each employee receiving an option is offered the opportunity to purchase the number of Shares specified in such option at a price and on terms set forth herein.

         The net proceeds of the offering covered hereby are not now determinable as such proceeds will depend upon the number of shares offered, the number of shares purchased, prevailing market prices and expenses incurred. However, the maximum gross proceeds will be $968,750.

         It is advisable for an optionee to consult with legal counsel concerning the securities and tax law implications of his acquisition or disposition of shares under the Plan.

         Any officer, director or beneficial owner of more than 10% of the Company's common stock who holds an option under the Plan should consider the applicability of Section 16 of the Securities Exchange Act of 1934, as amended, in connection with the disposition of any of the Company's common stock acquired thereby.

         The principal executive office of the Company is located at 1835 Swarthmore Avenue, Lakewood, New Jersey 08701 and the telephone number of such office is (908)363-3800.


                The date of this Prospectus is August 13, 1996.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

                  AVAILABLE INFORMATION                                       3

                  INTRODUCTION                                                4
                  PURPOSE AND ADMINISTRATION OF THE PLAN                      4

                  DESCRIPTION OF OPTIONS AND TAX STATUS                       4
                  Award of options                                            5
                  Eligibility                                                 5
                  Termination and Amendment                                   5
                  Option Price                                                5
                  Nontransferability                                          5
                  Federal Income Tax Treatment of Incentive and
                                            Non-Qualified Stock Options       5

                  RESTRICTIONS ON RESALE OF COMMON STOCK                      6

                  DESCRIPTION OF CAPITAL STOCK                                6
                  General                                                     6
                  Common Stock                                                6
                  Registrar and Transfer Agent                                7

                  LEGAL MATTERS                                               7

                  INDEMNIFICATION OF OFFICERS AND DIRECTORS                   7

                  ADDITIONAL INFORMATION                                      7

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE             7

                              AVAILABLE INFORMATION




         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, Washington, D.C. 20049 and at the following regional offices of the Commission: New York Regional Office, Room 1400, 75 Park Place, New York, New York 10007; and Chicago Regional Office, Room 3190, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material can also be obtained from the Public Reference Section of the Commission in Washington, D.C. (at the address above) at prescribed rates.

         The Common Stock is traded in the small-cap market on the Automated Quotation System of the National Association of Securities Dealers (symbol "STGA"). Copies of all of the Company's reports, proxy statements, and other information filed with the Commission are also filed with the National Association of Securities Dealers, Inc. and can be inspected at the appropriate office of such association.

         This Prospectus omits certain information contained in the Registration Statement on file with the Commission with respect to the Shares offered hereby. The information omitted may be obtained from the Commission's office in Washington, D.C. (at the address above) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statement of which this Prospectus forms a part (excluding exhibits to such documents unless specifically incorporated by reference). Requests for such copies should be directed to the Corporate Secretary, Saratoga Brands Inc., 1835 Swarthmore Avenue, Lakewood, New Jersey 08701 (908)363-3800.

         The Company furnishes its shareholders with annual reports containing audited financial statements.

                                  INTRODUCTION


         The Company has adopted the Plan pursuant to a resolution of its Board of Directors effective March 16, 1994 and approval by its shareholders on May 24, 1994. Under the Plan, Shares may be offered to employees of the Company in accordance with the Plan as described herein. These offers are, or will be, made at the prices and on the terms and conditions contained in the respective stock option agreements between the Company and the recipients of stock option grants.

         The Company's principal executive offices and telephone number are set forth on the Cover Page of this Prospectus.

         Following is a summary of the Plan, which is qualified in its entirety by reference to the Plan and certain other agreements which have been filed previously with the Securities and Exchange Commission and are incorporated by reference to the Registration Statement on Form S-8 relating to this Prospectus.

PURPOSE AND ADMINISTRATION OF PLAN


         The Company believes that the Plan provides valuable incentives for employees, consultants and advisors of the Company by providing an opportunity for investment in the Company's Common Stock, as an inducement for such persons to increase their efforts to make the Company's business more successful. In accordance with this belief, the Board of Directors of the Company adopted the Plan, which was duly approved by the shareholders of the Company on May 24, 1994.

         Pursuant to the terms of the Plan, as amended, 900,000 Shares are reserved for issuance thereunder. In the event there is any change in the number of issued shares of the Company without new consideration to the Company (such as by stock dividends or stock splits) or in the event that the number of outstanding shares of the Company is changed into or exchanged for a different number of shares of Common Stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, split-up, combination of shares, merger or consolidation, the number of Shares reserved for issuance under the Plan, the number of Shares subject to any outstanding award shall be appropriately adjusted. In the event there is any change in the number or kind of outstanding shares of Common Stock or of any shares or other securities into which such shares of Common Stock have been changed or exchanged, other than the transactions specified in this paragraph, equitable adjustment in the options may be made in the sole discretion of the Company's Board of Directors.

         The Company will provide reports to participating employees as to the amount and status of their accounts upon request.

         The Plan is administered by the Company's Board of Directors or by the Compensation Committee (the "Committee") of the Company's Board of Directors which is composed of not less than two members of the Board, each of whom must be a "disinterested person" as used in Rule 16b-3 under the Securities Exchange Act of 1934. The Company does not currently have any disinterested directors.


DESCRIPTION OF OPTIONS AND TAX STATUS

         The Plan provides for the grant of non-qualified stock options. A description of these options and certain federal income tax aspects associated therewith are set forth below. Because tax results may vary due to individual circumstances, each participant in the Plan is urged to consult his or her personal tax advisor with respect to the federal and state tax consequences of the receipt of an option or the sale of stock received upon the exercise thereof.

                                Award of Options

         Options may be granted under the Plan to all employees (including employees who are officers and/or directors), consultants and advisors of the Company. There is no specific limitation on the number of Shares with respect to which options may be granted to any individual under the Plan.

Eligibility

         Options to purchase shares shall be granted only to employees (the term "employee" shall include officers as well as other key employees of the Company, and shall include directors who are also employees of the Company), consultants and advisors to the Company; it being the intention of the Company that awards shall be made only to persons who satisfy the definition of "employee" contained in the General Instruction A to Form S-8.

Termination and Amendment

         The Board may amend, suspend, or terminate the Plan at any time provided that no such modification shall impair the rights of any recipient under any award.

Option Price

         The Plan provides that the option price with respect to each option will be determined by the Plan's administrators, but, in the case of incentive stock options, shall not be less than 100% (110%, in the case of incentive stock options granted to 10% Shareholders) of the fair market value of the Common Stock on the date the option is granted. Payment of the option price shall be made in cash or certified check.

Nontransferability

         Each option granted under the Plan is not transferable by the holder except by will or the laws of descent and distribution of the State wherein the holder is domiciled at the time of his death.

Federal Income Tax Treatment of Non-Qualified Stock Options

         Currently, an employee will not be deemed to have realized income upon the grant of a non-qualified stock option unless the option has a readily ascertainable fair market value at the time it is granted. Generally, an employee will recognize ordinary income upon the exercise of a non-qualified stock option (or, if the stock subject to the option is restricted within the meaning of Code Section 83 and the employee does not otherwise elect to recognize income upon the exercise of the stock option, at such time as the Shares become transferable or are no longer subject to a substantial risk of forfeiture) in an amount equal to the excess (if any) of the fair market value of the Shares purchased, at the time of exercise, over the exercise price. The Company will be entitled to deduct an amount equal to the amount included as income by the employee for the Company's taxable year which includes the close of the employee's taxable year in which the income is included by the employee.

         An employee will also not be deemed to have received income upon the grant of an incentive stock option or, except as noted below, upon the exercise of such option. Unless shares acquired upon exercise are disposed of within two years of the date of grant or within one year of exercise, upon the sale of such shares, the optionee will generally recognize capital gain or loss measured by the difference between the amount realized on the sale of the price paid for the shares. If a sale is made prior to either of such dates, an optionee's gain on the sale of the shares will be treated as ordinary income to the extent of the lesser of the excess of the fair market value of the shares at the time of exercise over the option price and the excess of the amount realized on the sale of stock over the option price. The Company will be allowed a deduction at the time of sale in the amount of the ordinary income recognized by the optionee. The balance of any gain realized will be treated as long-term or short-term capital gain, depending upon the length of time the shares were held by the optionee.

         Generally, the excess of the fair market value of an incentive stock option at the time of exercise (or, if the stock subject to the option is restricted within the meaning of Code Section 83, at such time as the shares become transferable or are not longer subject to a substantial risk of forfeiture), over the option price constitutes an item of tax preference for purposes of the alternative minimum tax. Thus, under certain circumstances, the exercise of an incentive stock option will result in a tax at the time of exercise.

         There can be no assurance that the Code or the Regulations promulgated thereunder will not be amended to change these tax consequences.

         Reference should be made to the applicable provisions of the Code and to the Regulations promulgated thereunder for more detailed information as to the tax treatment of options granted pursuant to the Plan. Optionees should consult their tax advisors with specific reference to their own tax situations and with regard to potential changes in the applicable laws.


RESTRICTIONS ON RESALE OF COMMON STOCK


         While the Plan does not place restrictions on resales of Shares acquired thereunder, Shares acquired under the Plan by an "affiliate" as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Act"), may only be resold pursuant to the registration requirements of the Act, Rule 144, or another applicable exemption therefrom. Generally, sales of securities, including Shares, are subject to the anti-fraud provisions contained in federal and state securities laws. Acquisitions (including acquisitions under the Plan)and dispositions of Shares by an officer, director or certain affiliates of the Company within any six-month period may give rise to the right of the Company to recapture any profit from such transactions pursuant to
Section 16(b) of the Securities Exchange Act of 1934.

         It is advisable for a participant to consult with legal counsel concerning the securities law implications of his exercise of options and his acquisition or disposition of Shares under the Plan.


DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company's authorized common stock consists of 25,000,000 shares, par value $.01 per share. On May 14, 1996, 5,691,791 shares of Common Stock were outstanding.

COMMON STOCK

         Each share of Common Stock has one vote on all matters presented to the shareholders. Since the Common Stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all the directors and, in that event, the holders of the remaining shares will not be able to elect any of the Company's directors. The holders of Common Stock are entitled to dividends when and as declared by the Board of Directors and are entitled on liquidation to all assets remaining after payment of or provision for claims against the Company. The Common Stock has no preemptive or other subscription rights. There are no conversion rights or sinking fund provisions with respect to the Common Stock.

REGISTRAR AND TRANSFER AGENT

         The registrar and transfer agent for the Company's Common Stock is Idata, Inc., 14675 Midway Road, Suite 221, Dallas Texas 75244.


LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, Woodbridge, New Jersey.


INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions referenced in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expresses in the securities Act and will be governed by the final adjudication of such issue.


ADDITIONAL INFORMATION


         This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933. This Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities to which this Prospectus relates. Statements herein contained concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.  Incorporation of Certain Documents by Reference

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference: (a) The Company's latest Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

                  (b) All other reports, if any, filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for periods since December 31, 1995.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities

         Information regarding the Company's securities is included on Page 6 of the Prospectus comprising part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

         Information regarding indemnification of directors and officers is included on page 7 of the Prospectus comprising a part of this Registration Statement.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

         The following are filed as exhibits to this Registration Statement:

Exhibits

         4 1994 Stock Option Plan is incorporated by reference to the Registrant's registration statement filed on Form S-8 with the Securities and Exchange Commission and dated June 14, 1995.

         5 Opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel as to the shares of Common Stock being registered.

         24.1     Consent of Broza Block and Rubino

         24.3 Consent of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel (contained in its opinion filed as Exhibit 5).

Item 9.  Undertakings

         The registrant of the securities being registered hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; provided, however, that the undertakings set forth in paragraphs
(1) and (2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To deliver or cause to be delivered with the prospectus, to each employee to whom the prospectus is sent or given, a copy of the Registrant's Annual Report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report, on written request of the employees. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the Annual Report of the registrant for the preceding fiscal year may be so delivered, but within such 120-day period the Annual Report for the last fiscal year will be furnished to each employee.

         (6) To transmit or cause to be transmitted to all employees participating in the Plan who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lakewood, State of New Jersey, on the 13th day of August, 1996.

                           SARATOGA BRANDS INC.


                           By:      /s/Scott G. Halperin
                                    ------------------------
                                    Scott G. Halperin
                                    Chief Executive Officer
                                    Treasurer,  Director



                           By:      /s/ Barry Witz
                                    ------------------------
                                    Barry Witz
                                    Chairman of the Board

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott G. Halperin, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


Signature                       Title                           Date
- ---------                       -----                           ----

/s/ Scott G. Halperin
Scott G. Halperin               Chief Executive Officer         August 13, 1996
                                Treasurer
                                Director



/s/ Barry Witz
Barry Witz                      Chairman of the Board          August 13, 1996